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                                                                   EXHIBIT 10.2

                         AMENDMENT TO SERVICE AGREEMENT

         Dennis W. Carlton ("Mr. Carlton") entered into a service agreement with Lexecon Inc. ("Lexecon") and Nextera Enterprises, Inc. ("Nextera") on December 31, 2002 (the "Service Agreement"). The purpose of this Agreement (this "Agreement") is to amend certain provisions of the Service Agreement.

         The parties agree as follows:

         1. The first sentence of Section 5(a) of the Service Agreement is amended and restated to read as follows:

         "Services performed by Mr. Carlton for the Group shall be as an employee, under the supervision and direction of the Chief Executive Officer of Lexecon (currently Mr. Fischel)."

         2. Section 5(b) of the Service Agreement is amended and restated to read as follows:

         "Mr. Carlton's duties shall include non-billable client development efforts on behalf of the Group, for which he will be paid at Lexecon's then hourly billing rate for Mr. Carlton, up to a maximum of 25 hours per year."

         3. The first paragraph of Section 5(c) is amended and restated to read as follows:

         "The Group shall maintain a bonus pool for the Chicago Office (the "Bonus Pool"), calculated annually based on a calendar year. "Chicago Office" shall mean the existing Chicago office of Lexecon, but shall not include Lexecon's offices in the Cambridge, Massachusetts area or any future office opened by the Company, Lexecon or their affiliates (unless the primary purpose of such office is to provide additional professional service or support for business generated by Mr. Carlton). Mr. Carlton shall be entitled to a share of the Bonus Pool subject to the review and approval of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"); provided, however, that Mr. Carlton's share of the Bonus Pool shall not be less than his 2001 Percentage (as defined below) of the Bonus Pool without Mr. Carlton's consent. Notwithstanding the foregoing, Mr. Carlton acknowledges that it may be in the mutual financial benefit of the parties for the Company to hire one or more additional senior professionals for the Chicago Office in an effort to increase the operating income of said office and, in said event, it may be necessary to provide to said senior professional(s) a percentage of the Bonus Pool and to decrease Mr. Carlton's percentage of the Bonus Pool to reflect such hiring and the additional operating income anticipated to be generated for the Chicago Office by such action. Mr. Carlton agrees in any such events to act in good faith and not to unreasonably withhold his consent to a request by the Company to reduce Mr. Carlton's Bonus Pool percentage below the 2001 Percentage. (Any reference in this Agreement to "Mr. Carlton's Percentage" shall mean his 2001 Percentage as modified as provided above.) The "2001 Percentage" shall mean 36%. The Bonus Pool shall equal:"

         4.       Section 5(l) is deleted in its entirety.

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         5.       Mr. Carlton, Lexecon and Nextera confirm that Mr. Carlton: (a)
is not and has never been a director, officer or employee of Nextera and (b) is not, and since December 2001 has not been, an officer or director of Lexecon.

         6. Mr. Carlton acknowledges that the foregoing amendments to his Service Agreement do not constitute "Good Reason" for Mr. Carlton to terminate his employment under the Service Agreement.

         7. All other provisions of the Service Agreement remain in full force and effect, and the parties to said Service Agreement retains all of his or its rights and remains subject to all of his or its obligations thereunder.

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         Whereas, the parties have entered into this Agreement as of April 18,
2003.

                                                    /s/ Dennis W. Carlton
                                                    ----------------------------
                                                    Dennis W. Carlton

                                                    LEXECON INC.

                                                    By: /s/ MICHAEL P. MULDOWNEY
                                                       -------------------------

                                                    NEXTERA ENTERPRISES, INC.

                                                    By: /s/ RICHARD V. SANDLER
                                                       -------------------------


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